Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-224669) of Washington Gas Light Company of our report dated February 28, 2020, with respect to the financial statements and financial statement schedule of Washington Gas Light Company included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Tysons, Virginia
February 28, 2020